Exhibit 10.6

LT GLOBAL PRACTICE MANAGEMENT

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (“Agreement”) is made and entered into this 28th day of January 2025 by and between LT Global Practice Management (“LT Global Practice Management” or the “Contractor”) of 3400 Welborn Street, #226, Dallas, TX 75219 and Mango & Peaches Corp. (“Client”) of 15110 N. Dallas Pkwy, Suite 600, Dallas, Texas 75248; collectively referred to herein as “the parties.”

RECITALS

1.	Contractor provides experienced, qualified virtual professionals (hereinafter “VP” and/or “VP Services”) ranging from the rate of One Thousand Eight Hundred and NO/00 Dollars to Three Thousand Five Hundred and NO/00 Dollars on a full-time basis per VP.
2.	Client desires to hire Contractor to provide VP Services and/or general consulting services (on an as needed basis with a one-month minimum term).
3.	Client and Contractor acknowledge that Client may, from time to time, wish to engage Contractor’s consulting services which shall be memorialized and agreed upon in a separate writing as to when such services shall take place.
4.	Contractor desires to provide VP Services to Client according to the terms of this Agreement.
5.	During the term of this Agreement and for two years thereafter, the Client shall not, without the Contractor’s explicit written consent, knowingly, directly or indirectly, solicit or recruit for employment or hire any of the Contractor’s employees, suppliers, vendors, or VPs. The Client acknowledges that such an act will be a direct violation of this Agreement and can cause the Contractor irreparable harm to which the Contractor shall seek to recover damages.

AND NOW, for and in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

ARTICLES

1. Incorporation. The above recitals are hereby made a part of this Agreement as set forth above.

2. Effective Date. This Agreement is effective as of the date it is signed by the last party to sign it, as indicated by the date next to the party’s signature (“Effective Date”). If any party signs this document but fails to date their signature, the date the other party receives the signing party’s signed Agreement shall be deemed to be the date that such signing party executed this Agreement.

3. Commencement Date. The VP Services contracted for, by the terms of this agreement, shall commence on January 15, 2025 or the first available date.

4. Termination. Either party may terminate this Agreement by providing the other party with written notice; said termination shall be provided at least thirty (30) days in advance of the termination date. Client shall be responsible to pay the fee for services rendered up to and including the termination date.

5. Description of Services. Contractor’s virtual assistants (VP) may be engaged to perform the following tasks for Client: answer incoming calls, return telephone calls, contacting Client’s clients via telephone and/or Portal, scheduling appointments, performing other secretarial duties as needed and only after appropriate training as agreed upon by Contractor and Client during the course of this Agreement.

6. Payment. Client agrees to pay a flat fee for the any services requested. Client shall pre-pay for the VP Services to secure availability. A late fee of Fifty and NO/00 Dollars ($50.00) per day will apply if the payment is not made by the 25th of the month.

7. Responsibilities of Client. When VP Services are provided to Client, Client shall:

Provide VP(s) with the systems and processes of the client in order to further success of VP.

8. Confidentiality. The parties agree to treat and hold all information of/or relating to this Agreement and the VP Services provided by Contractor or the VPs in strict confidence and further agree the parties and the VPs will not use any of the aforesaid information except in connection with fulfilling the terms of this Agreement.

The parties acknowledge and agree that it will be necessary for the parties to disclose certain confidential and propriety information to the Contractor in order for VP Services to be provided to Client in an efficient and effective manner in order for Contractor to perform its duties under this Agreement. The parties further acknowledge and agree that disclosure of the aforesaid information by Contractor or Contractor’s VP(s) to a third party or misuses of this propriety or confidential information would cause irreparable harm to Client, Contractor, or both.

Accordingly, the parties hereby agree they will not disclose, directly or indirectly, either individually or through their employees, agents or assigns, any proprietary or confidential information of either party without prior written permission except to the extent necessary to perform Services on Client’s behalf.

Client will further ensure that the VPs abide by the terms of this Agreement and keep the Contractor’s proprietary and confidential information confidential.

Proprietary or confidential information includes, but is not limited to:

a. The written, printed, graphic, or electronically recorded materials furnished by Contractor to Client or his/her/its agents, employees, or assigns;

b. The written, printed, graphic, or electronically recorded materials furnished by Client to Contractor or its agents, employees, or assigns;

c. Any and all data in Client’s case management system (regardless of whether such information relates to Client specifically or to Client’s clients); including, but not limited to: social security numbers, bank account information, health information, phone numbers, addresses, email addresses, case information, staff information, accounting information (including billable hours, profit, revenue, expenses, profit margins), KPI information (lead data, case data, profitability data), marketing technics and systems, procedural systems utilized by the firm, etc.

d. Any written or tangible information stamped “confidential,” “proprietary” or with a similar legend, that Client makes reasonable efforts to maintain in secrecy of business or marketing plans or strategies, customer lists, operating procedures, trade secrets, design formulas, know-how and processes, computer programs and inventories, discoveries, and improvements of any kind, sales projections, and pricing information; Further, Client is under no formal obligation to identify the extent of any and all confidential information. Therefore, to the extent that it is not specifically listed herein, confidential information shall include and all information that by its very nature, or under the circumstances of the disclosure, shall reasonable be understood to be confidential or proprietary. Further, any information from/gained by Contractor (and Contractor’s VP(s)), directly or indirectly, is by definition confidential information.

The Contractor hereby acknowledges that it is aware (and that its Representatives are aware or, prior to receipt of any Confidential Information, will be advised by the Contractor), that the United States securities laws prohibit any person who has received from an issuer material, non-public information, from purchasing or selling securities of such issuer (including, but not limited to, selling short) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person will purchase or sell such securities and that the Contractor and its officers, directors, employees and agents (collectively, “Representatives”) will comply with such laws.

Each party receiving proprietary and/or confidential information (“Confidential Information”) hereunder (a “Receiving Party”) hereby expressly acknowledges and agrees that its failure or threatened failure to comply with the provisions of this Agreement may cause irreparable harm and damage to the party disclosing such Confidential Information (the “Disclosing Party”) for which the Disclosing Party will have no adequate remedy at law and which is reasonably foreseeable to have a material adverse effect upon the Disclosing Party. Accordingly, the Disclosing Party shall be entitled to seek a temporary, preliminary and/or permanent injunction in order to prevent or restrain any such breach by Receiving Party and the Disclosing Party shall not be required to post bond as a condition of the granting of such injunctive relief. Without limiting the foregoing provisions of this Section 8, Receiving Party assumes liability for all costs, expenses and damages (including, but not limited to, reasonable attorneys’ fees and investigation costs) arising from any breach of this Agreement by Receiving Party (and/or its direct and indirect subsidiaries and direct and indirect parent entities, if any and/or its Representatives), including without limitation, unauthorized use or disclosure of Confidential Information to third parties by agents, attorneys, accountants, or employees of Receiving Party or any other person to whom Receiving Party makes known any Confidential Information. In addition to any and all remedies available to the Disclosing Party at law or in equity respecting a breach hereof, Receiving Party agrees, at its own expense, to take commercially reasonable measures including, but not limited to, court proceedings to restrain any person to whom Receiving Party has disclosed Confidential Information from using or disclosing Confidential Information in any manner contrary to this Agreement.

9. Relationship of Parties. For the entire duration of this Agreement, Contractor shall not be an employee of Client. As such:

a. Contractor is an “Independent Contractor” as defined by the Internal Revenue Service (IRS);

b. Contractor is responsible for the payment of Contractor’s income tax and Client shall not retain and/or pay Contractor’s state and/or federal income or other associated employment taxes;

c. Contractor is free to provide VP and/or Consulting Services to others without limitation by Client;

d. Contractor retains the right to control and direct the means, manner, and method by which the VP and/or Consulting Services required by this Agreement will be performed (with the exception that Client must approve the VP Services with respect to fulfilling Client’s professional and ethical obligations); and

e. Client shall not provide fringe benefits to Contractor, including, but not limited to, tax withholding, health insurance benefits, paid vacation, disability insurance, etc.

10. Non-Disparagement Agreement. The parties mutually agree not to make public defamatory statements that would materially harm the reputation or business activities of any party to this Agreement.

11. Indemnification. Contractor agrees to indemnify and hold harmless Client and its employees, agents, and assigns for any injury, property damage, liability, claim or other cause of action arising out of or related to services performed hereunder.

12. Authorized to Sign. The individual signing this Agreement on behalf of Client and Contractor warrants, agrees, and represents that s/he is expressly authorized to sign this Agreement on behalf of such respective party.

13. Force Majeure. Either party may choose to be excused of any further performance obligations in the event of a disastrous occurrence outside the control or either party that materially affects the performance of VP Services, such as: an act of God (fires, explosions, earthquakes, hurricane, natural disasters, flooding, storms or infestation of pests), or War, Invasion, Act of Foreign Enemies, Embargo, or other Hostility (whether declared or not), or any hazardous situation created or occurring outside the control of either party such as a riot, disorder, pandemic, nuclear leak or explosion, or act or threat of terrorism.

14. Arbitration and Choice of Law. The parties agree that any disagreement, controversy or claim arising out of, or relating to this Agreement, or breach thereof, either directly or indirectly, including torts, shall be settled by arbitration pursuant to the laws of the State of Texas.

15. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

16. Entire Agreement. This Agreement represents the entire Agreement between the parties. All prior communications are merged into this Agreement, and there are no terms or conditions other than those set forth herein.

17. Modifications in Writing. This Agreement may be amended only by the parties’ written agreement with proper Notice as defined herein. Further, no statement or promise of Contractor or its agents, employees, successors, or assigns shall be binding unless reduced to writing and signed by Contractor. No change shall be enforceable against any party unless it is in writing and signed by the parties.

18. Descriptive Heading. The descriptive headings used herein are for convenience only and are not intended to necessarily refer to the matter in sections which precede or follow them, and have no effect whatsoever in determining the rights or obligations of the parties.

19. Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

20. Non-Waiver. The failure of any party to insist on strict performance by any party hereto, or the terms of this Agreement shall not be construed as a waiver, release, or relinquishment thereof.

21. Execution & Multiple Originals. This Agreement may be executed via electronic media (email or facsimile), and in counterparts. This Agreement may also be executed in multiple originals, each of which shall be deemed an original and shall be admissible in any proceedings, legal or otherwise, without the production of other such originals.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have hereunder set their/its hands and seals on the date delineated below by the parties.

LT Global Practice Management

/s/ Lucine Aghajanyan
By:	Lucine Aghajanyan
Its:	Manager

Mango & Peaches Corp.

/s/ Jacob Cohen
By:	Jacob Cohen
Its:	CEO